UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 23, 2008

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Amendment to License and Distribution Agreement

On July 23, 2008, Jazz Pharmaceuticals, Inc. (the “Company”) entered into an Amendment No.2 (the “UCB Amendment”) to its Amended and Restated License and Distribution Agreement dated as of June 30, 2006 (the “License and Distribution Agreement”) with UCB Pharma Limited (“UCB”). Under the UCB Amendment, the timing and size of a certain milestone payment has been adjusted and UCB’s ability to terminate the License and Distribution Agreement in whole or in part was revised. Under the License and Distribution Agreement, UCB was required to pay $7.5 million to the Company within 30 days after completion of the last patient enrolled in the Company’s second Phase III trial of sodium oxybate (the “Product”) for the treatment of fibromyalgia. Under the UCB Amendment, $10 million will be due within 5 days of the execution of the UCB Amendment. UCB will be entitled to a credit of $2.5 million against future royalties otherwise due under the License and Distribution Agreement if the Product does not receive marketing authorization for fibromyalgia in the European Union for certain specified reasons. In addition, under the terms of the UCB Amendment, the notice period for UCB’s right to terminate the entire License and Distribution Agreement without cause has been reduced from 18 months to 12 months, and a provision has been added permitting UCB to terminate its rights to the Product for the fibromyalgia indication on 6 months notice at any time prior to the receipt of marketing approval of the Product for fibromyalgia in the European Union. The foregoing description of the material terms of the UCB Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the UCB Amendment, which is attached as Exhibit 10.75 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.75	Amendment No. 2 to Amended and Restated Xyrem License and Distribution Agreement dated July 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer

Date: July 24, 2008

EXHIBIT INDEX

Number	Description

10.75	Amendment No. 2 to Amended and Restated Xyrem License and Distribution Agreement dated July 23, 2008

4